As filed with the Securities and Exchange Commission on May 8, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________
VCA INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	95-4097995 (I.R.S. Employer Identification No.)

12401 West Olympic Boulevard Los Angeles, California	90064-1022
(Address of Principal Executive Offices)	(Zip Code)
______________________
VCA Inc. 2015 Equity Incentive Plan
(Full title of the plan)
______________________

Robert L. Antin
President and Chief Executive Officer
VCA Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022
(310) 571-6500
(Name, address and telephone number, including area code, of agent for service)
______________________
Copies to:
Carlos M. Bermudez
Robin M. Schachter
Akin Gump Strauss Hauer & Feld LLP
2029 Century Park East, Suite 2400
Los Angeles, California 90067
(310) 229-1000
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.
Large accelerated filer	[x]	Accelerated filer	[ ]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	3,500,000 shares	$50.66	$177,310,000	$20,603.42

(1)      Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the common stock, $0.001 par value per share of VCA Inc.  (that become issuable under VCA Inc.’s 2015 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock).

(2)     Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based on the average of the high and low prices of shares of Common Stock on the Nasdaq Global Select Market on May 6, 2015.

EXPLANATORY NOTE

VCA Inc. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 (the “Registration Statement”) to register under the Securities Act the offer and sale of up to 3,500,000 shares of Common Stock, par value $0.001 per share, of the Registrant, not previously registered, pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”).

On February 26, 2015, the Board of Directors of the Registrant adopted, subject to stockholder approval, the 2015 Plan, effective as of March 1, 2015.  On April 16, 2015, the 2015 Plan was approved by the stockholders at the Registrant’s annual meeting of stockholders.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the Note to Part I of Form S-8.  The documents containing the information specified in Part I of Form S-8 will be sent or given to the 2015 Plan participants as specified by Rule 428(b)(1) under the Securities Act, and, together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (filed February 27, 2015).

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (filed May 8, 2015).

(c)	The Company’s Current Report on Form 8-K filed with the Commission on April 16, 2015.

(d)
The description of the Company’s Common Stock, set forth under the heading “Description of Capital Stock” in the Registration Statement on Form S-3 filed with the Commission on April 14, 2004, and any amendment or report filed for the purpose of updating such description.

Information furnished under Item 2.02 or 7.01 of Form 8-K are not incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any documents or portions thereof furnished by the Company under Item 2.02 or Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are part of this Registration Statement from the date of the filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes this statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of our Common Stock is being passed upon for the Registrant by Akin Gump Strauss Hauer & Feld LLP, Los Angeles, California.  Frank Reddick, a partner at Akin Gump Strauss Hauer & Feld LLP, is one of the directors of the Registrant eligible to receive awards under the 2015 Plan, and as of February 27, 2015, beneficially owned 22,203 shares of our Common Stock, consisting of (a) 16,583 shares, and (b) 5,620 shares of restricted stock.

Item 6.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she acted in any of the capacities set forth in the paragraph above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 will not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or the unlawful purchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

The Company’ amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”) (i) eliminate the personal liability of the Company’s directors and (ii) provide for the indemnification of the Company’s directors and officers to the fullest extent permitted by the DGCL.

The Company has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

In addition, the Company has obtained insurance policies pursuant to which its directors and officers are insured against certain liabilities they may incur in their capacity as such.

The above discussion of the DGCL and the Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to such statute certificate of incorporation and bylaws.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed March 29, 2002, as amended.

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 16, 2004.

4.3
Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company.  Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed July 16, 2004.

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed June 5, 2014.

4.5	Third Amended and Restated Bylaws of Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed February 14, 2013.

4.6	Amendment to the Third Amended and Restated Bylaws of Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed June 5, 2014.

4.7	VCA Inc. 2015 Equity Incentive Plan, effective March 1, 2015.

           4.8             Stock Option Agreement for VCA Inc. 2015 Equity Incentive Plan.

4.9	Restricted Stock Award Agreement for VCA Inc. 2015 Equity Incentive Plan.

          4.10            Restricted Stock Units Award Agreement for VCA Inc. 2015 Equity Incentive Plan.

            5.1            Opinion of Akin Gump Strauss Hauer & Feld LLP.

          23.1            Consent of KPMG LLP.

          23.2            Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

            24.1           Power of Attorney (included as part of the signature page of this Registration Statement).

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering; and

(b)                      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 8th day of May, 2015.

VCA INC.

By:  /s/ Tomas W. Fuller
Tomas W. Fuller
Chief Financial Officer, Principal Financial Officer, Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert L. Antin and Tomas W. Fuller, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert L. Antin Robert L. Antin	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 8, 2015
/s/ Tomas W. Fuller Tomas W. Fuller	Chief Financial Officer, Principal Accounting Officer, Vice President and Secretary (Principal Financial Officer and Principal Accounting Officer)	May 8, 2015
/s/ John M. Baumer John M. Baumer	Director	May 8, 2015
/s/ John B. Chickering, Jr. John B. Chickering, Jr.	Director	May 8, 2015
/s/ John Heil John Heil	Director	May 8, 2015
/s/ Frank Reddick Frank Reddick	Director	May 8, 2015

EXHIBIT INDEX

           Exhibit                     Exhibit Description
           No.

4.1	Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed March 29, 2002.

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 16, 2004.

4.3
Certificate of Correction to the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed July 16, 2004.

4.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed June 5, 2014.

4.5	Third Amended and Restated Bylaws of Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K filed February 14, 2013.

4.6	Amendment to the Third Amended and Restated Bylaws of Registrant. Incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed June 5, 2014.

4.7*	VCA Inc. 2015 Equity Incentive Plan, effective March 1, 2015.

4.8*	Stock Option Agreement for VCA Inc. 2015 Equity Incentive Plan.

4.9*	Restricted Stock Award Agreement for VCA Inc. 2015 Equity Incentive Plan.

4.10*	Restricted Stock Units Award Agreement for VCA Inc. 2015 Equity Incentive Plan.

5.1*	Opinion of Akin Gump Strauss Hauer & Feld LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature page of this registration statement).

------------------- *Filed herewith